GE Capital Real Estate GE Capital Loan Services, Inc. P. 0. Box 671568, Houston, 7X 77267 363 North Sam Houston Parkway East Suite 1200 Houston, 7X 77060 281405-7000 March 5, 2002 Arthur Andersen LLP 711 Louisiana Street, Suite 1300 Houston, Texas 77002 For the seven months ended July 31, 2001 (on August 1, 2001, GE Capital Loan Services Inc. (GECLS) was merged into GEMSA Loan Services, L.P.), GECLS' servicing of multi-family and commercial mortgage loans has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers ,4ssociation of America's Unif6rm SingleAttestation Program for Mortgage Bankers. GECLS's Fidelity Bond policy provides coverage of up to $25,000,000 and GECLS's Errors and Omissions policy provides coverage of up to $25,000,000 as of July 31, 2001. For other errors and omission liabilities GECLS was self-insured for risks of errors and omissions in the performance of its commercial mortgage loan servicing business by General Electric Capital Corporation, its indirect corporate parent as of July 31, 2001. A GE Capital Services Company